Exhibit 99.1

Fox Factory Holding Corp. Reports Fourth Quarter Fiscal 2025 Financial Results
Announces Phase 2 of Profit Optimization Plan with Targeted Incremental Savings of
Approximately $40 Million to be Realized in 2026
Introduces Fiscal 2026 Adjusted EBITDA Guidance that Implies Approximately 200 Basis Points of Margin Improvement at the Midpoint
DULUTH, Georgia, February 26, 2026 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”), a premium brand and a global leader in the design, engineering and manufacturing of performance-defining products and systems for customers worldwide, today reported financial results for the fourth fiscal quarter ended January 2, 2026.

Fourth Quarter Fiscal 2025 Highlights
•Net sales increased 2.3% year-over-year to $361.1 million
•Net loss of $287.0 million, or $6.86 per diluted share, compared to net loss of $0.1 million, or $0.00 per diluted share, in the prior year quarter
•Adjusted earnings per diluted share of $0.20, compared to $0.31 in the prior year quarter
•Adjusted EBITDA of $35.0 million
•Paid down incremental $13 million in debt in the quarter, as compared to third quarter end

Full Year Fiscal 2025 Highlights
•Net sales increased 5.3% year-over-year to $1.467 billion
•Gross margin of 30.2% was down 20 basis points year over year
•Phase 1 of profit optimization plan yielded approximately $25 million in savings, primarily offset by realized net tariff impact of approximately $25 million
•Paid down $33 million in debt year-over-year

Mike Dennison, FOX’s Chief Executive Officer, commented, “Fiscal 2025 was a year of both challenges and meaningful progress for Fox Factory. Despite ongoing headwinds across our end markets, we delivered consolidated revenue growth while successfully executing our Phase 1 profit optimization plan, which yielded approximately $25 million in realized cost savings for the year and helped us mitigate the full effect of tariffs during the year. This comprehensive effort, focused on footprint optimization and continuous improvement across all three operating segments, demonstrated our ability to grow revenue in challenging conditions while executing critical operational initiatives.”

Mr. Dennison continued, “Our work is far from complete however. We are taking comprehensive actions to restore our historical adjusted EBITDA margins in the mid-to-high teens and accelerate our path to balance sheet improvement. We are fundamentally repositioning Fox Factory by engineering a more efficient foundation so we can deliver greater operating leverage as growth returns to our end markets. In response to the persistent cyclical and tariff headwinds, we have launched Phase 2 of our profit optimization strategy, which has our teams refocusing on our core, high-margin products and streamlining our operations for maximum efficiency. This includes business line rationalization, supply chain and materials cost productivity and operating expense reductions that, together, represent additional targeted savings of approximately $40 million to be realized in 2026. These aggressive actions, combined with the benefits of our 2025 actions, are designed to support margin improvement of approximately 200 basis points in 2026, despite operating in a subdued environment where revenue growth has slowed.”

Fourth Quarter 2025 Results
Net sales for the fourth quarter of fiscal 2025 were $361.1 million, an increase of 2.3%, as compared to net sales of $352.8 million in the fourth quarter of fiscal 2024. This increase reflects a $14.0 million or 12.5% increase in Aftermarket Applications Group (“AAG”) net sales, and a $0.5 million or 0.4% increase in Powered Vehicles Group (“PVG”) net sales, partially offset by a $6.3 million or 5.0% decrease in Specialty Sports Group (“SSG”) net sales. The increase in AAG net sales from $112.2 million to $126.2 million is driven by improved performance in our upfitting product lines and increased demand for aftermarket products; however, high interest rates, high vehicle costs, and macroeconomic conditions continue to impact dealers and consumers. The increase in PVG net sales from $116.2 million to $116.7 million is mainly attributed to the Marzocchi acquisition, largely offset by an aluminum supply chain disruption at a major original equipment manufacturer (“OEM”) partner which slowed production and lower industry demand in the automotive original equipment (“OE”) product lines. The decrease in SSG net sales from $124.5 million to $118.2 million reflects both lower diamond sports products and bike sales and was primarily due to OEM, distributors, and dealers reducing inventory levels in response to market-wide economic conditions.
Gross margin was 28.3% for the fourth quarter of fiscal 2025, compared to gross margin of 28.9% in the fourth quarter of fiscal 2024. The decrease in gross margin was primarily driven by the unmitigated impact of tariffs and shifts in our product line mix.
Total operating expenses were $408.1 million, or 113.0% of net sales, for the fourth quarter of fiscal 2025, compared to $90.6 million, or 25.7% of net sales in the fourth quarter of fiscal 2024. Operating expenses increased by $317.5 million driven primarily by the impact of goodwill impairment (see Balance Sheet Summary below for details), intangible and long-lived asset impairment, and organizational restructuring initiatives. Adjusted operating expenses were $82.6 million, or 22.9% of net sales, in the fourth quarter of fiscal 2025, compared to $76.4 million, or 21.7% of net sales, in the fourth quarter of the prior fiscal year.
Income tax benefit was $33.0 million in the fourth quarter of fiscal 2025, compared to $4.1 million in the fourth quarter of fiscal 2024. For the fourth quarter of fiscal 2025, the difference between the Company’s effective tax rate of 10.3% and the 21% federal statutory rate was primarily attributable to the impairment of non-deductible goodwill recognized during period.
Net loss attributable to FOX stockholders in the fourth quarter of fiscal 2025 was $287.0 million, compared to net loss attributable to FOX stockholders of $0.1 million in the fourth quarter of the prior fiscal year. Net loss per diluted share for the fourth quarter of fiscal 2025 was $6.86, compared to earnings per diluted share of $0.00 for the fourth quarter of fiscal 2024. Adjusted net income in the fourth quarter of fiscal 2025 was $8.3 million, or $0.20 of adjusted earnings per diluted share, compared to adjusted net income of $12.8 million, or $0.31 of adjusted earnings per diluted share, in the same period of the prior fiscal year.
Adjusted EBITDA in the fourth quarter of fiscal 2025 was $35.0 million, compared to $40.4 million in the fourth quarter of fiscal 2024. Adjusted EBITDA margin in the fourth quarter of fiscal 2025 was 9.7%, compared to 11.5% in the fourth quarter of fiscal 2024.

Fiscal 2025 Results
Net sales for the year ended January 2, 2026, were $1,467.3 million, an increase of 5.3% compared to the year ended January 3, 2025. This increase reflects a $48.5 million or 11.5% increase in AAG net sales and a $26.7 million or 5.8% increase in PVG net sales, partially offset by a $1.9 million or 0.4% decrease in SSG net sales. The increase in AAG net sales from $421.5 million to $470.0 million was driven by increased demand for aftermarket products and improved performance in our upfitting product lines; however, high interest rates, high vehicle costs, and macroeconomic conditions impacting dealers and consumers continue to pose challenges. The increase in PVG net sales from $461.4 million to $488.1 million is primarily due to higher sales from the Marzocchi acquisition, which offset lower industry demand in automotive OE product lines and powersports. The decrease in SSG net sales from $511.1 million to $509.2 million is mainly due to lower diamond sports products sales partially offset by higher bike sales.
Gross margin was 30.2% in the year ended January 2, 2026, compared to gross margin of 30.4% in the year ended January 3, 2025. Adjusted gross margin, excluding the effects of the amortization of an acquired inventory markup and organizational restructuring expenses, was 30.2% in the year ended January 2, 2026, compared to 30.8% in the year ended January 3, 2025. The decrease in adjusted gross margin is primarily driven by the impact of tariffs and shifts in our product line mix.
Total operating expenses were $966.2 million, or 65.8% of net sales, in the year ended January 2, 2026, compared to $365.9 million, or 26.3% of net sales in the year ended January 3, 2025. Operating expenses increased by $600.3 million primarily due to the impact of goodwill impairment of $557.3 million, intangible and long-lived asset impairment of $13.5 million, organizational restructuring expenses of $12.7 million, and higher investments in research and development and sales and marketing to support future growth and product innovation. Adjusted operating expenses were $336.2 million in the year ended January 2, 2026, compared to $310.9 million in the year ended January 3, 2025.
Net loss attributable to FOX stockholders in the year ended January 2, 2026 was $544.6 million, compared to net income attributable to FOX stockholders of $6.6 million in the year ended January 3, 2025. Net loss per diluted share for the year ended January 2, 2026 was $13.03, compared to earnings per diluted share of $0.16 in fiscal 2024. Adjusted net income in the year ended January 2, 2026 was $44.6 million, or $1.06 of adjusted earnings per diluted share, compared to $55.4 million, or $1.33 of adjusted earnings per diluted share in the prior fiscal year.
Adjusted EBITDA increased to $168.4 million in the year ended January 2, 2026, compared to $167.0 million in the year ended January 3, 2025. Adjusted EBITDA margin was 11.5% in the year ended January 2, 2026, compared to 12.0% in the prior fiscal year.
Reconciliations to non-GAAP measures are provided at the end of this press release.

Balance Sheet Summary
As of January 2, 2026, the Company had cash and cash equivalents of $58.0 million, compared to $71.7 million as of January 3, 2025. Inventory was $388.6 million as of January 2, 2026, compared to $404.7 million as of January 3, 2025. As of January 2, 2026, accounts receivable and accounts payable were $190.7 million and $141.4 million, respectively, compared to $165.8 million and $135.8 million, respectively, as of January 3, 2025. Prepaids and other current assets were $108.4 million as of January 2, 2026, compared to $85.4 million as of January 3, 2025. Goodwill was $83.6 million as of January 2, 2026, compared to $639.5 million as of January 3, 2025. Total debt was $673.5 million as of January 2, 2026 compared to $705.1 million as of January 3, 2025.
The decrease in cash and cash equivalents was mainly due to capital expenditures, debt repayments, and changes in working capital. Inventory decreased by $16.1 million, driven by our strong execution of continuous improvement efforts to optimize inventory levels across the organization, particularly within PVG, which offset some of the impact from higher tariffs. The increase in accounts receivable is due to higher sales in the fiscal quarter ended January 2, 2026 compared to the fiscal quarter ended January 3, 2025 and timing of collections. The increase in accounts payable reflects the timing of vendor payments.
Goodwill decreased after the Company conducted its quantitative impairment assessments in the first and the fourth quarters of fiscal 2025, both of which resulted in non-cash impairment charges. The first-quarter assessment was triggered by adverse changes to U.S. tariff policies, including new and expanded tariffs enacted by the current presidential administration, and resulting sustained decline in the Company’s stock price. The fourth-quarter assessment was triggered by a further sustained decline in the Company’s stock price.
Announces Phase 2 Profit Optimization Strategy and Strategic Alternatives Review
Building on the successful execution of its Phase 1 profit optimization plan, which delivered approximately $25 million in realized savings in fiscal 2025, the Company has launched Phase 2 of its profit optimization strategy targeting approximately $40 million in additional savings to be realized in fiscal 2026. The combined impact of 2025 Phase 1 actions that will benefit 2026 and today’s announcement of Phase 2 actions is expected to result in approximately $50 million of realized savings in fiscal 2026. Phase 2 comprises three strategic elements: business line rationalization to exit operations that are not accretive from a margin perspective; supply chain and materials cost productivity through improved facility utilization and supplier actions; and a reduction in operating expenses across sales, marketing, and G&A functions. Concurrent with these efforts, the Board of Directors is reviewing strategic alternatives for Marucci and other non-core assets to ensure the portfolio aligns with the Company's profitability standards and strategic objectives. As part of this review, the Company expects to divest its Phoenix, Arizona AAG operations, including the Upfit UTV, Geiser, and Shock Therapy businesses, by the end of the first quarter of fiscal 2026.

Outlook
For the first quarter of fiscal 2026, the Company expects:
•Net sales in the range of $343 million to $369 million
•Adjusted EBITDA in the range of $27 million to $34 million
For the fiscal year 2026, the Company expects:
•Net sales in the range of $1.328 billion to $1.416 billion
•Adjusted EBITDA in the range of $174 million to $203 million
A quantitative reconciliation of adjusted EBITDA for the first quarter and full fiscal year 2026 is not available without unreasonable efforts because management cannot predict, with sufficient certainty, all of the elements necessary to provide such a reconciliation. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Conference Call & Webcast
The Company will hold an investor conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call dial-in number for North America listeners is (800) 445-7795, and international listeners may dial (785) 424-1699; the conference ID is FOXFQ425 or 36937425. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the Company’s website at http://investor.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.
Available Information
Fox Factory Holding Corp. announces material information to the public about the Company through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, and the Investor Relations section of its website (https://investor.ridefox.com) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.
About Fox Factory Holding Corp. (NASDAQ: FOXF)
Fox Factory Holding Corp. is a global leader in the design, engineering, and manufacturing of premium products that deliver championship-level performance for specialty sports and on- and off-road vehicles. Its portfolio of brands, like FOX, Marucci, Method Race Wheels, and more, are fueled by unparalleled innovation that continuously earns the trust of professional athletes and passionate enthusiasts all around the world. The Company is a direct supplier of shocks, suspension, and components to leading powered vehicle and bicycle original equipment manufacturers and offers premium baseball and softball gear and equipment. The Company acquires complementary businesses to integrate engineering and manufacturing expertise to reach beyond its core shock and suspension segment, diversifying its product offerings and increasing its market potential. It also provides products in the aftermarket through its global network of retailers and distributors and through direct-to-consumer channels.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”) in the United States (“U.S.”), FOX includes in this press release certain non-GAAP financial measures consisting of “adjusted gross profit,” “adjusted gross margin,” “adjusted operating expense,” “adjusted operating expense margin”, “adjusted net income,” “adjusted earnings per share,” “adjusted EBITDA,” and “adjusted EBITDA margin,” all of which are non-GAAP financial measures. FOX defines adjusted gross profit as gross profit adjusted for the amortization of acquired inventory valuation markups and cost of goods sold associated with organizational restructuring. Adjusted gross margin is defined as adjusted gross profit divided by net sales. FOX defines adjusted operating expense as operating expense adjusted for amortization of purchased intangibles, goodwill impairment, intangible and long-lived asset impairment, litigation and settlement-related expenses, acquisition and integration-related expenses, organizational restructuring expenses, and certain strategic transformation costs. FOX defines adjusted operating expense margin as adjusted operating expense divided by net sales. FOX defines adjusted net (loss) income as net (loss) income attributable to FOX stockholders adjusted for amortization of purchased intangibles, goodwill impairment, intangible and long-lived asset impairment, litigation and settlement-related expenses, acquisition and integration-related expenses, organizational restructuring expenses, and strategic transformation costs, all net of applicable tax. Adjusted earnings per share is defined as adjusted net income divided by the weighted average number of basic or diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net (loss) income adjusted for interest expense, net other expense, income taxes or tax benefits, amortization of purchased intangibles, goodwill impairment, intangible and long-lived asset impairment, depreciation, stock-based compensation, litigation and settlement related expenses, organizational restructuring expenses and related losses, acquisition and integration-related expenses and strategic transformation costs that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net sales. These adjustments are more fully described in the tables included at the end of this press release.
FOX includes these non-GAAP financial measures to provide investors with additional insight on the Company’s operating performance and trends, as well as to supplement their understanding of the results of the Company’s core operations. In particular, the exclusion of certain items in calculating the non-GAAP financial measures consisting of adjusted gross profit, adjusted operating expense, adjusted net income and adjusted EBITDA (and accordingly, adjusted gross margin, adjusted operating expense margin, adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate adjusted gross profit, adjusted gross margin, adjusted operating expense, adjusted operating expense margin, adjusted net income, adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

FOX FACTORY HOLDING CORP.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	As of	As of
	January 2, 2026	January 3, 2025

Assets
Current assets:
Cash and cash equivalents	$58,008	$71,674
Accounts receivable (net of allowances of $2,881 and $1,848, respectively)	190,670	165,827
Inventory	388,635	404,736
Prepaids and other current assets	108,424	85,443
Total current assets	745,737	727,680
Property, plant and equipment, net	234,635	246,393
Lease right-of-use assets	99,002	104,019
Deferred tax assets	90,397	46,842
Goodwill	83,575	639,505
Trademarks and brands, net	241,820	264,126
Customer and distributor relationships, net	137,648	161,585
Core technologies, net	19,950	23,154
Other assets	18,985	21,484
Total assets	$1,671,749	$2,234,788
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$141,378	$135,802
Accrued expenses	92,095	99,692
Current portion of long-term debt	26,875	24,286
Total current liabilities	260,348	259,780
Revolver	150,000	153,000
Term Loan, less current portion	496,663	527,775
Other liabilities	94,733	93,089
Total liabilities	1,001,744	1,033,644
Non-controlling interest	(179)	(38)
Stockholders’ equity
Preferred stock, $0.001 par value — 10,000 authorized and no shares issued or outstanding as of January 2, 2026 and January 3, 2025	—	—
Common stock, $0.001 par value — 90,000 authorized; 42,692 shares issued and 41,802 outstanding as of January 2, 2026; 42,574 shares issued and 41,684 outstanding as of January 3, 2025	42	42
Additional paid-in capital	352,239	339,266
Treasury stock, at cost; 890 common shares as of January 2, 2026 and January 3, 2025	(13,754)	(13,754)
Accumulated other comprehensive income	832	224
Retained earnings	330,825	875,404
Total stockholders’ equity	670,184	1,201,182
Total liabilities and stockholders’ equity	$1,671,749	$2,234,788

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the three months ended		For the year ended
	January 2, 2026	January 3, 2025	January 2, 2026	January 3, 2025
Net sales	$361,072	$352,837	$1,467,321	$1,393,921
Cost of sales	258,947	250,861	1,024,074	970,345
Gross profit	102,125	101,976	443,247	423,576
Operating expenses:
Goodwill impairment	295,178	—	557,307	—
General and administrative	37,790	33,038	151,827	139,857
Sales and marketing	35,310	31,379	132,058	121,207
Research and development	15,934	14,983	69,441	60,314
Amortization of purchased intangibles	10,371	11,173	42,030	44,528
Intangible and long-lived asset impairment	13,517	—	13,517	—
Total operating expenses	408,100	90,573	966,180	365,906
(Loss) income from operations	(305,975)	11,403	(522,933)	57,670
Interest expense	12,433	13,520	53,667	54,942
Other expense (income), net	1,639	2,174	(311)	1,716
(Loss) income before income taxes	(320,047)	(4,291)	(576,289)	1,012
Benefit from income taxes	(33,018)	(4,112)	(31,569)	(5,500)
Net (loss) income	$(287,029)	$(179)	$(544,720)	$6,512
Less: net loss attributable to non-controlling interest	(34)	(38)	(141)	(38)
Net (loss) income attributable to FOX stockholders	$(286,995)	$(141)	$(544,579)	$6,550
(Net loss) earnings per share:
Basic	$(6.86)	$0.00	$(13.03)	$0.16
Diluted	$(6.86)	$0.00	$(13.03)	$0.16
Weighted-average shares used to compute earnings per share:
Basic	41,817	41,699	41,783	41,681
Diluted	41,817	41,699	41,783	41,717

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the year ended
	January 2, 2026	January 3, 2025
OPERATING ACTIVITIES:
Net (loss) income	$(544,720)	$6,512
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Goodwill impairment	557,266	—
Depreciation and amortization	92,310	83,907
Provision for inventory reserve	3,524	5,631
Stock-based compensation	14,266	9,606
Amortization of acquired inventory step-up	342	4,485
Amortization of loan fees	4,839	3,748
Amortization of deferred gains on prior swap settlements	(783)	(4,334)
Proceeds from interest rate swap settlements	4,032	4,026
Intangible and long-lived asset impairment	13,487	—
Loss on extinguishment of debt	1,777	—
Deferred taxes	(44,835)	(23,310)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(23,523)	10,372
Inventory	18,005	(26,503)
Income taxes	(1,896)	(11,168)
Prepaids and other assets	(27,106)	48,463
Accounts payable	1,235	14,969
Accrued expenses and other liabilities	(7,302)	5,428
Net cash provided by operating activities	60,918	131,832
INVESTING ACTIVITIES:
Purchases of property and equipment	(33,967)	(44,040)
Acquisitions of businesses, net of cash acquired	—	(25,785)
Acquisition foreign exchange hedge settlement	—	(1,118)
Acquisition of other assets, net of cash acquired	—	(5,344)
Net cash used in investing activities	(33,967)	(76,287)
FINANCING ACTIVITIES:
Proceeds from revolver	279,000	189,000
Payments on revolver	(282,000)	(406,000)
Proceeds from issuance of debt, net of origination fees	534,615	200,000
Repayment of term debt	(567,433)	(19,286)
Purchase and retirement of common stock	—	(25,000)
Repurchases from stock compensation program, net	(1,294)	(2,608)
Deferred debt issuance/modification costs	(2,897)	(3,434)
Net cash used in financing activities	(40,009)	(67,328)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(608)	(185)
CHANGE IN CASH AND CASH EQUIVALENTS	(13,666)	(11,968)
CASH AND CASH EQUIVALENTS—Beginning of period	71,674	83,642
CASH AND CASH EQUIVALENTS—End of period	$58,008	$71,674

FOX FACTORY HOLDING CORP.
NET (LOSS) INCOME TO ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF ADJUSTED EARNINGS PER SHARE
(in thousands, except per share data)
(unaudited)
The following tables provide a reconciliation of net (loss) income attributable to FOX stockholders, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted net income (a non-GAAP measure), and the calculation of adjusted earnings per share (a non-GAAP measure) for the three and twelve months ended January 2, 2026 and January 3, 2025. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the year ended
	January 2, 2026	January 3, 2025	January 2, 2026	January 3, 2025
Net (loss) income attributable to FOX stockholders	$(286,995)	$(141)	$(544,579)	$6,550
Goodwill impairment	295,178	—	557,307	—
Intangible and long-lived asset impairment	13,517	—	13,517	—
Amortization of purchased intangibles	10,371	11,173	42,030	44,528
Litigation and settlement-related expenses	552	1,103	2,042	4,329
Other acquisition and integration-related expenses(1)	447	1,962	2,375	8,054
Organizational restructuring expenses(2)	4,967	2,019	13,886	3,262
Strategic transformation costs(3)	471	169	491	1,689
Tax impacts of reconciling items above(4)	(30,209)	(3,449)	(42,518)	(12,991)
Adjusted net income	$8,299	$12,836	$44,551	$55,421

Adjusted EPS
Basic	$0.20	$0.31	$1.07	$1.33
Diluted	$0.20	$0.31	$1.06	$1.33

Weighted average shares used to compute adjusted EPS
Basic	41,817	41,699	41,783	41,681
Diluted	41,839	41,710	41,870	41,717
(1) Represents various acquisition-related costs and expenses incurred to acquire and integrate acquired entities into the Company’s operations and the impact of the finished goods inventory and property, plant and equipment valuation adjustments recorded in connection with the purchase of acquired assets.
(2) Represents expenses associated with various restructuring initiatives intended to improve operational efficiency, realign resources, and support the Company’s long-term strategic objectives, including employee severance, relocation expenses, and consulting and advisory fees.
(3) Represents costs associated with various strategic initiatives.
(4) All tax impacts related to non-GAAP adjustments are calculated using the Company’s normalized effective tax rate, except for goodwill and intangible and long-lived asset impairment charges, which are adjusted based on their specific tax attributes. The entire tax benefit associated with goodwill and intangible and long-lived asset impairment was added back.

FOX FACTORY HOLDING CORP.
NET (LOSS) INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN
(in thousands, except percentages)
(unaudited)
The following tables provide a reconciliation of net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA (a non-GAAP measure), and a reconciliation of net (loss) income margin to adjusted EBITDA margin (a non-GAAP measure) for the three and twelve months ended January 2, 2026 and January 3, 2025. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the year ended
	January 2, 2026	January 3, 2025	January 2, 2026	January 3, 2025
Net sales
Powered Vehicles Group	$116,659	$116,159	$488,143	$461,403
Aftermarket Applications Group	126,188	112,189	470,013	421,453
Specialty Sports Group	118,225	124,489	509,165	511,065
Net sales	$361,072	$352,837	$1,467,321	$1,393,921

Net (loss) income	$(287,029)	$(179)	$(544,720)	$6,512
Goodwill impairment	295,178	—	557,307	—
Intangible and long-lived asset impairment	13,517	—	13,517	—
(Benefit) provision for income taxes	(33,018)	(4,112)	(31,569)	(5,500)
Depreciation and amortization(1)	22,208	21,867	88,398	83,566
Non-cash stock-based compensation	3,330	3,032	14,266	9,606
Litigation and settlement-related expenses	552	1,103	2,042	4,329
Other acquisition and integration-related expenses(2)	447	1,962	2,375	8,054
Organizational restructuring expenses(3)	4,982	2,019	13,890	3,218
Strategic transformation costs(4)	471	169	491	1,689
Interest and other expense, net	14,405	14,575	52,359	55,539
Adjusted EBITDA	$35,043	$40,436	$168,356	$167,013

Net (loss) income margin	(79.5)%	(0.1)%	(37.1)%	0.5%

Adjusted EBITDA margin	9.7%	11.5%	11.5%	12.0%

Powered Vehicles Group	$12,605	$13,101	$62,283	$53,819
Aftermarket Applications Group	10,312	13,325	55,769	51,745
Specialty Sports Group	26,372	28,019	107,642	117,811
Unallocated corporate expenses	(14,246)	(14,009)	(57,338)	(56,362)
Adjusted EBITDA	$35,043	$40,436	$168,356	$167,013

(1) Depreciation excludes amortization for purchase accounting property, plant and equipment fair value adjustment, and accelerated depreciation related to organizational restructuring initiatives.
(2) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory and property, plant and equipment valuation adjustments recorded in connection with the purchase of acquired assets.
(3) Represents expenses associated with various restructuring initiatives intended to improve operational efficiency, realign resources, and support the Company’s long-term strategic objectives, including employee severance, relocation expenses, and consulting and advisory fees..
(4) Represents costs associated with various strategic initiatives.

FOX FACTORY HOLDING CORP.
GROSS PROFIT TO ADJUSTED GROSS PROFIT RECONCILIATION AND
CALCULATION OF GROSS MARGIN AND ADJUSTED GROSS MARGIN
(in thousands, except percentages)
(unaudited)
The following table provides a reconciliation of gross profit to adjusted gross profit (a non-GAAP measure) for the three and twelve months ended January 2, 2026 and January 3, 2025, and the calculation of gross margin and adjusted gross margin (a non-GAAP measure). These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the year ended
	January 2, 2026	January 3, 2025	January 2, 2026	January 3, 2025
Net sales	$361,072	$352,837	$1,467,321	$1,393,921

Gross profit	$102,125	$101,976	$443,247	$423,576
Amortization of acquired inventory valuation markup	—	—	342	4,485
Organizational restructuring expenses	—	1,125	—	1,243
Adjusted gross profit	$102,125	$103,101	$443,589	$429,304

Gross margin	28.3%	28.9%	30.2%	30.4%

Adjusted gross margin	28.3%	29.2%	30.2%	30.8%

FOX FACTORY HOLDING CORP.
OPERATING EXPENSE TO ADJUSTED OPERATING EXPENSE RECONCILIATION AND
CALCULATION OF ADJUSTED OPERATING EXPENSE MARGIN
(in thousands, except percentages)
(unaudited)
The following tables provide a reconciliation of operating expense to adjusted operating expense (a non-GAAP measure) and the calculations of operating expense margin and adjusted operating expense margin (a non-GAAP measure), for the three and twelve months ended January 2, 2026 and January 3, 2025. These non-GAAP financial measures are provided in addition to, and not as an alternative for, the Company’s reported GAAP results.

	For the three months ended		For the year ended
	January 2, 2026	January 3, 2025	January 2, 2026	January 3, 2025
Net sales	$361,072	$352,837	$1,467,321	$1,393,921

Operating expense	$408,100	$90,573	$966,180	$365,906
Goodwill impairment	(295,178)	—	(557,307)	—
Intangible and long-lived asset impairment	(13,517)	—	(13,517)	—
Amortization of purchased intangibles	(10,371)	(11,173)	(42,030)	(44,528)
Litigation and settlement-related expenses	(552)	(1,103)	(2,042)	(4,329)
Other acquisition and integration-related expenses(1)	(447)	(844)	(2,033)	(2,451)
Organizational restructuring expenses(2)	(5,126)	(894)	(12,716)	(2,019)
Strategic transformation costs(3)	(271)	(169)	(291)	(1,689)
Adjusted operating expense	$82,638	$76,390	$336,244	$310,890

Operating expense margin	113.0%	25.7%	65.8%	26.3%

Adjusted operating expense margin	22.9%	21.7%	22.9%	22.3%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations, excluding amortization for purchase accounting inventory fair value adjustment that was classified as cost of sales.
(2) Represents expenses associated with various restructuring initiatives.
(3) Represents costs associated with various strategic initiatives.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “can,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential”, “remain” or “continue” or the negative of these words or other similar terms or expressions that concern the Company’s expectations, strategy, plans or intentions. Such forward-looking statements include, but are not limited to, statements with regard to expectations related to the future performance of FOX; the Company’s expected demand for its products; the Company’s execution on its organizational restructuring initiatives and strategy to improve operating efficiencies; the Company’s expectation regarding its operating results and future growth prospects; the Company’s expected future sales and future adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to maintain its suppliers for materials, component parts and product without significant supply chain disruptions; the Company’s ability to improve operating and supply chain efficiencies; the Company’s ability to enforce its intellectual property rights; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow, ability to maintain profitability, and ability to remain in compliance with financial covenants; the Company’s ability to monitor the effects of new technological applications, such as artificial intelligence; the Company’s ability to adapt its business model to mitigate the impact of certain changes in tax laws, tariffs, and international trade policies, including regulations or orders related to the import and export of industry products; changes in the relative proportion of profit earned in the numerous jurisdictions in which the Company does business and in tax legislation, case law and other authoritative guidance in those jurisdictions; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the spread of highly infectious or contagious diseases or public health issues causing disruptions in the U.S. and global economy and disrupting the business activities and operations of the Company’s customers, business and operations; the Company’s ability to increase its aftermarket penetration; the Company’s exposure to currency exchange rate fluctuations; the loss of key customers; our ability to accurately forecast demand for our products; strategic transformation costs; legal and regulatory developments, including the outcome of pending litigation or regulatory or other governmental inquiries, and the impact of changing emissions and other regulations in the various jurisdictions in which our products are produced, used, and/or sold; the cost of compliance with, or liabilities related to, environmental or other governmental regulations or changes in governmental or industry regulatory standards; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences and effectively compete against competitors; changes in demand for performance-defining products as well as the Company’s other products; the Company’s loss of key personnel, management and skilled engineers; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business; product recalls and product liability claims; the impact of change in China-Taiwan relations on the Company’s business, operations or supply chain; future economic or market conditions, including the impact of inflation or the U.S. Federal Reserve’s interest rate changes in response thereto; changes in commodity, freight, and tariff costs (including tariff relief or our ability to mitigate tariffs, particularly in light of the policies of the current presidential administration and retaliatory actions in response thereto); our ability to mitigate increasing input costs through pricing or other measures; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K for the fiscal year ended January 3, 2025 and filed with the Securities and Exchange Commission on February 28, 2025, or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
ICR
Jeff Sonnek
646-277-1263
Jeff.Sonnek@icrinc.com